Exhibit 3.1

CERTIFICATE OF ELIMINATION

OF

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

OF

ARIAD PHARMACEUTICALS, INC.

Pursuant to Section 151 of the General Corporation

Law of the State of Delaware

ARIAD PHARMACEUTICALS, INC., a corporation organized and existing under the laws of the State of Delaware (the “Company”) DOES HEREBY CERTIFY:

First: Pursuant to Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”) and the authority vested in the Board of Directors of the Company (the “Board of Directors”) by the Certificate of Incorporation of the Company, as amended (the “Certificate of Incorporation”), the Board of Directors previously adopted resolutions creating and authorizing the issuance of 500,000 shares of Series A Junior Participating Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”) in accordance with the provisions of the Amended Certificate of Designation of Series A Preferred Stock of ARIAD Pharmaceuticals, Inc. (the “Certificate of Designation”) as filed with the Delaware Secretary of State on November 1, 2013.

Second: None of the authorized shares of the Series A Preferred Stock are outstanding and none will be issued subject to the Certificate of Designation.

Third: Pursuant to Section 151 of the DGCL and the authority vested in the Board of Directors by the Certificate of Incorporation, the Board of Directors adopted the following resolutions approving the elimination of the Series A Preferred Stock, as set forth herein:

RESOLVED, that none of the authorized shares of Series A Preferred Stock are outstanding, and none of such authorized shares of Series A Preferred Stock shall be issued;

RESOLVED FURTHER, that the Company be, and hereby is, authorized and directed to file with the Secretary of State of the State of Delaware a certificate (the “Certificate of Elimination”) containing these resolutions, with the effect under the General Corporation Law of the State of Delaware of eliminating from the Company’s Certificate of Incorporation all matters set forth in the Certificate of Designation of Series A Preferred Stock filed with the Secretary of State of the State of Delaware on November 1, 2013;

RESOLVED FURTHER, that the officers of the Company be and each of them acting individually hereby is, authorized and directed, for and on behalf and in the name of the Company, to execute and file the Certificate of Elimination with the Secretary of State of the State of Delaware, to pay any and all fees in connection therewith, and to take any and all further actions as may be necessary, appropriate or desirable, in such officer’s good faith judgement, to carry out the intent of the foregoing resolutions; and

RESOLVED FURTHER, that all actions heretofore taken by an officer in connection with the subject matter of any and all of the foregoing resolutions be, and each of them hereby is, approved, ratified and confirmed in all respects as the act and deed of the Company, having the same force as if performed pursuant to the direct authorization of the Board.

Fourth: Pursuant to the provisions of Section 151(g) of the DGCL, all references to the Series A Preferred Stock in the Certificate of Incorporation are hereby eliminated, and the shares that were designated to such series are hereby returned to the status of authorized but unissued shares of preferred stock of the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Elimination to be acknowledged as true in its corporate name and executed by its duly authorized officer this 11th day of January, 2016.

ARIAD PHARMACEUTICALS, INC.

By:	/s/ Thomas J. DesRosier
Thomas J. DesRosier
Executive Vice President, Chief Legal and
Administrative Officer and Secretary